Exhibit 99.2

NOTICE OF REDEMPTION

TO HOLDERS OF

3.75% EXCHANGEABLE SENIOR NOTES DUE 2030

ISSUED BY

BIOMED REALTY, L.P.

CUSIP Number: 09064AAB7

NOTICE IS HEREBY GIVEN pursuant to Section 3.02 of the Indenture, dated as of January 11, 2010 (the “Indenture”), among BioMed Realty, L.P., as issuer (the “Company”), BioMed Realty Trust, Inc., as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee and paying agent (the “Trustee” or “Paying Agent”), that the Company intends to redeem in full any and all of the Company’s 3.75% Exchangeable Senior Notes due 2030 (the “Notes”) outstanding on January 30, 2015 (the “Redemption Date”) at a price equal to 100% of the principal amount of the Notes plus $1.4583 per $1,000 principal amount of Notes, which is the amount of accrued and unpaid interest thereon to, but excluding, the Redemption Date (the “Redemption Price”). As of December 11, 2014, there was outstanding $95,678,000 aggregate principal amount of the Notes. All capitalized terms used but not specifically defined in this Notice of Redemption shall have the meanings given to such terms in the Indenture and the Notes.

The Redemption Price will become due and payable on the Redemption Date, and unless the Company defaults in making payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date. Payment of the Redemption Price will be made on or after the Redemption Date upon presentation and surrender of the Notes to the Trustee, which will be acting as the Paying Agent, as follows:

By Regular, Registered or Certified Mail or Overnight Courier:

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

St. Paul, MN 55107

The Trustee has informed the Company that, as of the date of this Notice of Redemption, all custodians and beneficial holders of the Notes hold the Notes through Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for redemption hereunder will be delivered through the transmittal procedures of DTC and redeemed in accordance with the procedures of DTC.

Holders of the Notes have the right to exchange their Notes into the Guarantor’s common stock, par value $0.01 per share, subject to the terms, conditions and adjustments specified in the Indenture and the Notes; however, Notes may only be surrendered for exchange prior to 5:00 p.m., New York City time, on January 28, 2015, the second Business Day immediately prior to the Redemption Date. In addition, holders of record who surrender their Notes for exchange after 5:00 p.m., New York City time on January 1, 2015 and prior to 5:00 p.m., New York City time, on January 15, 2015, must include with such notice of exchange a payment in immediately available funds of an amount equal to the interest payment payable on January 15, 2015 on such Notes. The Notes are currently exchangeable at an Exchange Price of approximately $16.93 per share and an Exchange Rate of approximately 59.0748 shares of the Guarantor’s common stock per $1,000 principal amount of Notes, subject to adjustment (including for dividends that have been declared but not yet paid).

Questions and requests for assistance may be directed to the Trustee and Paying Agent at the address above or at telephone number (800) 934-6802, or to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, CA 92128, Attn: Investor Relations, telephone number (858) 485-9840.

U.S. Bank National Association policy does not allow the safekeeping of securities within Corporate Trust Operations for a period of longer than 30 days. Please DO NOT submit your securities for payment more than 30 days in advance of the Redemption Date. A $25.00 wire transfer fee will be deducted by the Paying Agent from each payment requested to be made by wire. When inquiring about this redemption, please have the Note number available. Please inform the customer service representative toll free at (800) 934-6802.

IMPORTANT NOTICE

The Paying Agent may be obligated to withhold a percentage of the payment of interest and principal on the Notes to a holder who has failed to certify that such holder is not subject to backup withholding. Holders of the Notes who wish to avoid the application of these provisions should submit either a completed Internal Revenue Service (IRS) Form W-9 (use only if the holder is a U.S. person, including a resident alien), or the appropriate IRS Form W-8 (use only if the holder is neither a U.S. person nor a resident alien), when presenting the Notes for payment. See IRS Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities. Publication 515 and IRS Forms W-9 and W-8 and instructions are available at www.irs.gov. In addition, to assist the Guarantor in complying with certain federal income tax requirements applicable to real estate investment trusts, its charter contains certain restrictions relating to the ownership and transfer of its common stock, including an ownership limit of 9.8% on its common stock. Holders who wish to exchange the Notes must comply with these limitations on ownership, as further specified in Section 13.11 of the Indenture.

By: U.S. Bank National Association, as Trustee and Paying Agent

Publication Date: December 12, 2014